Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

THIRD QUARTER 2003 RESULTS

GAAP Revenues of $25.5 Million;

Adjusted Revenues of $145.1 Million(1);

GAAP Net Loss at $1.04 Per Diluted Share;

Adjusted Net Income at $0.28 Per Diluted Share(1)

ENGLEWOOD, COLO. (October 28, 2003) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended September 30, 2003.

Third Quarter 2003 Highlights(1):

•	On October 7, 2003, CSG received a ruling in the arbitration between CSG and AT&T Broadband, now Comcast. As a result of this ruling, CSG recorded a charge, reflected as a reduction of revenue, for the arbitration award of $119.6 million in the third quarter;

•	GAAP results were as follows: total revenues (which reflect the impact of the charge discussed above) were $25.5 million; operating loss was $(93.8) million; and net loss per diluted share was $(1.04);

•	Adjusted results were as follows: total revenues were $145.1 million; operating income was $25.8 million; and net income per diluted share was $0.28;

•	Cash flows from operations were $39.4 million;

•	CSG signed a number of contracts during the quarter with the following providers:

•	Beijing Telecom, a wholly-owned subsidiary of China Telecom, China’s largest telecommunications service provider;

•	Saudi Telecom, Saudi Arabia’s largest telecommunications provider;

•	Sky Italia, the new Italian satellite platform owned by News Corp and Telecom Italia;

•	British Telecom, Britain’s largest telecommunications provider; and

•	Cometa Networks, which deploys and maintains public Wi-Fi wireless broadband Internet access sites in partnership with nationally and regionally branded retail partners.

•	In addition, CSG introduced Kenan FX, a new business framework that is the culmination of 18 months of research and development, combining the best of the Kenan and CSG assets to offer service providers with pre-integrated products and modules in customer management, revenue enablement, billing and extendibility.

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CSG Systems International, Inc.

October 28, 2003

“We are cautiously optimistic about the level of activity that we are seeing with communications providers,” said Neal Hansen, chairman and chief executive officer of CSG Systems International, Inc., “Our core third quarter results are indicative of the stabilization that we are seeing in spending with service providers. While the ruling regarding the arbitration with Comcast is not what we expected, we are happy to have this matter behind us and continue to focus our efforts on helping our customers roll out new products and services and run their operations more efficiently.”

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended September 30,			Nine months Ended September 30,
	2003	2002	Percent Change	2003	2002	Percent Change
Total revenues, net	$25,510	$155,614	(84%)	$309,803	$455,727	(32%)
Operating income (loss)	(93,792)	17,241	(644%)	(55,284)	67,757	(182%)
Net income (loss)	(53,572)	5,850	(1,016%)	(32,884)	27,561	(219%)
Net income (loss) per diluted share	(1.04)	0.11	(1,045%)	(0.64)	0.52	(223%)
Adjusted results of operations (1):
Adjusted revenues	145,111	155,614	(7%)	429,404	455,727	(6%)
Adjusted operating income	25,809	17,241	50%	64,317	67,757	(5%)
Adjusted net income	14,664	5,850	151%	36,186	27,561	31%
Adjusted net income per diluted share	0.28	0.11	155%	0.70	0.52	35%

(1)	Adjusted results of operations amounts exclude the impact of the $119.6 million charge for the arbitration award (as more fully discussed under the “Adjusted Results of Operations” section).

Third Quarter 2003 Results

Processing revenues for the third quarter of 2003 were $92.8 million (excluding the impact of the $13.9 million arbitration charge attributable to the quarter), and were basically flat compared to the same period last year and the second quarter of 2003. Software revenues decreased 9 percent year-over-year to $10.6 million. Compared to the third quarter last year, maintenance revenues decreased 6 percent to $24.1 million, however increased 6 percent from the second quarter of 2003. Professional services generated $17.6 million of revenue in the quarter, a 29 percent decrease when compared to the same period last year and a 7 percent increase over the second quarter of 2003.

During the current quarter, CSG recorded the $119.6 million Comcast arbitration award as a charge to revenue. As a result, revenues presented under generally accepted accounting principles (“GAAP”) were $25.5 million in the current quarter. Adjusted revenues (as discussed below) were $145.1 million, down 7 percent when compared to the same period in 2002.

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CSG Systems International, Inc.

October 28, 2003

GAAP net loss for the third quarter of 2003 was $(53.6) million, or $(1.04) per diluted share. These results reflect the $119.6 million attributable to the arbitration award. Adjusted net income (as discussed below) was $14.7 million, or $0.28 per diluted share. The 2003 third quarter Adjusted results were reduced by approximately $3.5 million, or $0.04 per diluted share, due to restructuring charges recorded in the current quarter. GAAP net income for the third quarter of 2002 was $5.8 million, or $0.11 per diluted share. The 2002 third quarter GAAP results were reduced by approximately $12.0 million, or $0.14 per diluted share, due to restructuring charges, and $2.1 million, or $0.05 per diluted share, due to Kenan Business acquisition-related expenses recorded in the third quarter of 2002.

Arbitration Ruling (for more details refer to press release and Form 8-K dated October 8, 2003)

On October 7, 2003, CSG received a ruling in the arbitration between CSG and AT&T Broadband, now Comcast. The arbitration ruling included an award of $119.6 million to be paid by CSG to Comcast. The award was based on the arbitrator’s determination that CSG had violated the most favored nations (“MFN”) clause of the Master Subscriber Agreement between CSG and Comcast. CSG recorded the impact from the arbitration ruling in the quarter ended September 30, 2003 as a charge to revenue. Based on the arbitrator’s ruling, the $119.6 million was segregated such that $105.7 million was attributable to periods prior to July 1, 2003, and $13.9 million was attributable to the third quarter of 2003.

CSG sought a modification to the award, believing the arbitrator had miscalculated the total amount of MFN damages. On October 27, 2003, the arbitrator ruled that he did not miscalculate the MFN damages and that CSG must pay the entire $119.6 million award to Comcast. The arbitrator further ruled that the minimum payment provision in the agreement between the parties is subject to the MFN clause. The effect of this ruling is that, while CSG maintains its exclusive right to process the Comcast subscribers previously owned by AT&T, the minimum financial obligation under the agreement is reduced to reflect the charges and fees under a contract with another customer.

On October 21, 2003, CSG paid approximately $65 million of the arbitration award to Comcast, using available corporate funds. The $65 million payment represented the portion of the arbitration award that CSG did not contest. CSG expects to pay the remaining $55 million of the damages award. CSG expects to receive an income tax benefit (at an estimated income tax rate of approximately 37%) for the total amount of the arbitration award paid to Comcast, through a reduction of 2003 income taxes payable and through CSG’s ability to carry back net operating losses to previous years.

Adjusted Results of Operations

As discussed above, CSG recorded a charge for the $119.6 million arbitration award during the current quarter. To provide for additional comparison of CSG’s current results of operations with prior periods, and its previously communicated third quarter financial guidance, CSG has adjusted out the impact of the arbitration charge (“Adjusted” results).

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CSG Systems International, Inc.

October 28, 2003

Revenue, operating income, net income, and segment results (see “Divisional Results” below) on an Adjusted basis have been computed by excluding the impact of the arbitration charge and using CSG’s estimated normalized overall income tax rate of 38%. Reconciliations of CSG’s GAAP results and Adjusted results for revenues, operating income, and net income are as follows (in thousands, except per share amounts). Reconciliations of GAAP segment results and Adjusted segment results are included in “Divisional Results” below:

	Three Months Ended September 30, 2003
	GAAP Results	Impact of Charge for Arbitration Ruling	Adjusted Results
Total revenues, net	$25,510	$119,601	$145,111
Total operating expenses	119,302	—	119,302

Operating income (loss)	(93,792)	119,601	25,809
Net interest and other	(2,157)	—	(2,157)

Income (loss) before income taxes	(95,949)	$119,601	23,652

Income tax (provision) benefit	42,377		(8,988)

Net income (loss)	$(53,572)		$14,664

Weighted average shares (2)	51,456		52,076

Net income (loss) per diluted share	$(1.04)		$0.28

	Nine Months Ended September 30, 2003
	GAAP Results	Impact of Charge for Arbitration Ruling	Adjusted Results
Total revenues, net	$309,803	$119,601	$429,404
Total operating expenses	365,087	—	365,087

Operating income (loss)	(55,284)	119,601	64,317
Net interest and other	(5,953)	—	(5,953)

Income (loss) before income taxes	(61,237)	$119,601	58,364

Income tax (provision) benefit	28,353		(22,178)

Net income (loss)	$(32,884)		$36,186

Weighted average shares(2)	51,372		51,757

Net income (loss) per diluted share	$(0.64)		$0.70

(2)	Weighted average shares are different for GAAP results and Adjusted results. For GAAP results, because CSG recorded a net loss in the three and nine months ended September, 2003, potentially dilutive common shares (i.e., stock-based compensation awards) are excluded in calculating the net loss per diluted share, as their effect is anitidilutive. For Adjusted results, because CSG reflects net income, these potentially dilutive common shares (620,000 and 385,000 for the three and nine months ended September 30, 2003, respectively) are included in calculating net income per diluted share, as their effect is dilutive for this purpose.

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CSG Systems International, Inc.

October 28, 2003

Divisional Results

CSG is organized into two divisions: the Broadband Services Division and the Global Software Services Division. CSG excludes its restructuring charges and Kenan Business acquisition-related expenses in the determination of its GAAP segment results. The GAAP segment results, and the reconciliation of these amounts to the Adjusted segment results, for the divisions are as follows (in thousands, except percentages):

	Three Months Ended September 30, 2003(3)
	Broadband Services Division	GSS Division	Corporate	Total
GAAP Segment Results:
Processing revenues	$92,203	$638	$—	$92,841
Software revenues	1,897	8,703	—	10,600
Maintenance revenues	5,099	19,027	—	24,126
Professional services revenues	310	17,234	—	17,544

Subtotal – revenues, gross	99,509	45,602	—	145,111

Charge for arbitration ruling:
Attributable to current quarter	(13,922)	—	—	(13,922)
Attributable to prior quarters	(105,679)	—	—	(105,679)

Subtotal – arbitration ruling	(119,601)	—	—	(119,601)

Total revenues, net	(20,092)	45,602	—	25,510
Segment operating expenses	54,531	46,456	14,864	115,851

Contribution loss	$(74,623)	$(854)	$(14,864)	$(90,341)

Contribution loss percentage	(371.4%)	(1.9%)	N/A	(354.1%)

Adjusted Segment Results: (4)
Total net revenues, per above	$(20,092)	$45,602	$—	$25,510
Impact of arbitration ruling	119,601	—	—	119,601

Adjusted revenues	99,509	45,602	—	145,111
Segment operating expenses	54,531	46,456	14,864	115,851

Adjusted contribution margin (loss)	$44,978	$(854)	$(14,864)	$29,260

Adjusted contribution margin (loss) percentage	45.2%	(1.9%)	N/A	20.1%

	Three Months Ended September 30, 2002(3)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$93,432	$155	$—	$93,587
Software revenues	615	11,018	—	11,633
Maintenance revenues	5,351	20,298	—	25,649
Professional services revenues	95	24,650	—	24,745

Total revenues	99,493	56,121	—	155,614
Segment operating expenses	53,291	58,390	12,561	124,242

Contribution margin (loss)	$46,202	$(2,269)	$(12,561)	$31,372

Contribution margin (loss) percentage	46.4%	(4.0%)	N/A	20.2%

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CSG Systems International, Inc.

October 28, 2003

	Nine Months Ended September 30, 2003(3)
	Broadband Services Division	GSS Division	Corporate	Total
GAAP Segment Results:
Processing revenues	$273,085	$1,973	$—	$275,058
Software revenues	4,032	28,880	—	32,912
Maintenance revenues	15,207	54,150	—	69,357
Professional services revenues	892	51,185	—	52,077

Subtotal—revenues, gross	293,216	136,188	—	429,404

Charge for arbitration ruling:
Attributable to current quarter	(13,922)	—	—	(13,922)
Attributable to prior quarters	(105,679)	—	—	(105,679)

Subtotal—arbitration ruling	(119,601)	—	—	(119,601)

Total revenues, net	173,615	136,188	—	309,803
Segment operating expenses	159,538	146,008	51,938	357,484

Contribution margin (loss)	$14,077	$(9,820)	$(51,938)	$(47,681)

Contribution loss percentage	8.1%	(7.2%)	N/A	(15.4%)

Adjusted Segment Results: (4)
Total net revenues, per above	$173,615	$136,188	$—	$309,803
Impact of arbitration ruling	119,601	—	—	119,601

Adjusted revenues	293,216	136,188	—	429,404
Segment operating expenses	159,538	146,008	51,938	357,484

Adjusted contribution margin (loss)	$133,678	$(9,820)	$(51,938)	$71,920

Adjusted contribution margin (loss) percentage	45.6%	(7.2%)	N/A	16.7%

	Nine Months Ended September 30, 2002(3)
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$275,690	$414	$—	$276,104
Software revenues	23,294	32,717	—	56,011
Maintenance revenues	15,196	46,418	—	61,614
Professional services revenues	1,895	60,103	—	61,998

Total revenues	316,075	139,652	—	455,727
Segment operating expenses	160,263	151,392	34,830	346,485

Contribution margin (loss)	$155,812	$(11,740)	$(34,830)	$109,242

Contribution margin (loss) percentage	49.3%	(8.4%)	N/A	24.0%

(3)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude: (i) restructuring charges of: $3.5 million and $7.6 million, respectively, for the three and nine months ended September 30, 2003; and $12.0 million for the three and nine months ended September 30, 2002; and (ii) Kenan Business acquisition-related expenses of $2.1 million and $29.5 million, respectively, for the three and nine months ended September 30, 2002.
(4)	Adjusted segment results exclude the impact of the $119.6 million charge for the arbitration award (as more fully discussed under the “Adjusted Results of Operations” section).

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CSG Systems International, Inc.

October 28, 2003

Broadband Services Division

Total domestic customer accounts processed on CSG’s system are shown in the table below (in thousands). As a result of the arbitration ruling, Comcast customer accounts will now be measured differently beginning in October 2003. This change is primarily the result of combining the video and Internet accounts for the same customer (i.e., a subscriber) into a single CSG customer account, as opposed to two separate CSG customer accounts as was the case prior to the arbitration ruling. As a result, the historical breakout of video, high-speed data and telephony accounts will not be comparable. The following table illustrates this change in measurement of total customer accounts:

	September 30, 2003
	Prior to Impact of Arbitration Ruling	Impact of Arbitration Ruling	After Impact of Arbitration Ruling	June 30, 2003
Video	43,120	(905)	42,215	42,417
Internet	4,248	(2,659)	1,589	3,943
Telephony	75	—	75	76

Total	47,443	(3,564)	43,879	46,436

Global Software Services Division

The GSS Division signed several new and expanded contracts during the quarter, including Beijing Telecom, Saudi Telecom, Sky Italia and British Telecom. In addition, CSG introduced its Kenan FX business framework, which consists of pre-integrated products and modules via a common middle layer. Since its introduction in late September, five customers have signed contracts for upgrades to Kenan FX modules.

In addition, primarily as a result of recent cost containment programs, the GSS Division made additional progress in meeting its goal of becoming breakeven from a contribution margin standpoint by the first quarter of 2004. In the third quarter of 2003, the GSS Division had a negative contribution margin of approximately $0.9 million, compared to a negative contribution margin of approximately $2.0 million and $7.0 million for the second and first quarters of 2003, respectively.

Financial Condition

As of September 30, 2003, CSG had cash and short-term investments of $144.4 million, compared to $128.4 million, as of June 30, 2003. Billed net accounts receivable were $149.1 million as of September 30, 2003, compared to $169.1 million as of June 30, 2003.

During the third quarter of 2003, CSG made a $20 million voluntary principal payment, reducing CSG’s long-term debt balance from $248.9 million as of June 30, 2003 to $228.9 million as of September 30, 2003. As a result of this debt prepayment, CSG’s scheduled principal payments within the next 12 months are $8.5 million, with the first payment due on June 30, 2004 in the amount of $1.9 million.

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CSG Systems International, Inc.

October 28, 2003

CSG evaluated the impact of the arbitration ruling on its credit agreement and believes that it is in compliance with the required financial ratios and covenants, and does not believe that the ruling has resulted in a default of the credit agreement, as of September 30, 2003. However, the $65 million payment to Comcast in October 2003 is expected to negatively impact CSG’s calculation of EBITDA (as defined in the credit agreement) in the fourth quarter of 2003 such that CSG will not meet certain financial ratios and covenants, as of December 31, 2003. CSG has begun discussions with its lenders in an effort to receive the necessary waiver and/or amendment to the credit agreement during the fourth quarter of 2003 to avoid this situation. Should CSG be in default of its credit agreement at the end of 2003, and be unable to obtain the necessary waiver and/or amendment, then its lenders would have the right to demand payment of the entire outstanding loan balance.

As of October 24, 2003, CSG had approximately $90 million of cash and short-term investments available for operations (after the $65 million payment was made to Comcast). CSG believes that its current cash and short-term investments, together with cash expected to be generated from future operating activities, will be sufficient to meet its anticipated cash requirements through at least 2004. This includes paying the balance of the $119.6 million arbitration award, or approximately $55 million. Consequently, CSG has recently informed its lenders that CSG does not intend to borrow on its revolving credit facility in the near future.

Cash flows from operations for the quarter ended September 30, 2003 were $39.4 million, compared to a negative $(5.5) million for the same period in 2002, an increase of $44.9 million. Cash flows from operations for the quarter ended June 30, 2003 were $37.1 million, an increase of $2.3 million sequentially between quarters. The recent quarters’ cash flows from operations have been higher than the estimated $20 million to $25 million per quarter as a result of CSG’s recent success in collecting on its accounts receivables.

During the third quarter of 2003, CSG did not repurchase any of its common stock.

Fourth Quarter and 2004 Financial Guidance

“Our financial guidance for the fourth quarter reflects an unusually high full-year effective income tax rate of 46%, as a result of the arbitration ruling,” Peter Kalan, chief financial officer, said. “For the fourth quarter, we are expecting revenues of between $125 million and $132 million, pretax income of between $13 million and $15 million and earnings per diluted share, using the 46 percent effective income tax rate, of between 14 and 16 cents.

“In 2004, we are expecting revenues of between $520 million and $535 million,” Kalan added. “In addition, as a result of anticipated cost reduction programs, we expect earnings per diluted share of between 90 cents and $1.00, based on an estimated effective income tax rate of 38 percent, significantly lower than 2003’s effective income tax rate. Both our fourth quarter 2003 and our 2004 financial guidance do not include any restructuring charges that may be incurred during that time as we are not able to estimate them today.”

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CSG Systems International, Inc.

October 28, 2003

Conference Call

CSG will host a one-hour conference call on Tuesday, October 28, at 5 p.m. EDT, to discuss CSG’s third quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly-owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; 10) as discussed above, should CSG’s lenders demand payment of the entire outstanding loan balance as a result of CSG being in default of its credit agreement, and should CSG be unable to secure alternative sources of funding, CSG would be unable to repay the entire outstanding loan balance and fund ongoing operations; and 11) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

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CSG Systems International, Inc.

October 28, 2003

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$135,663	$94,424
Short-term investments	8,795	1,013

Total cash, cash equivalents and short-term investments	144,458	95,437
Trade accounts receivable-
Billed, net of allowance of $13,728 and $12,079	149,082	160,417
Unbilled and other	25,498	28,856
Purchased Kenan Business accounts receivable	—	603
Deferred income taxes	8,780	8,355
Income tax receivable	40,634	—
Other current assets	9,475	10,568

Total current assets	377,927	304,236
Property and equipment, net of depreciation of $86,619 and $74,023	39,798	46,442
Software, net of amortization of $59,499 and $48,582	40,501	50,478
Goodwill	218,656	220,065
Client contracts, net of amortization of $49,040 and $42,954	59,077	63,805
Deferred income taxes	36,141	37,163
Other assets	8,002	9,128

Total assets	$780,102	$731,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$8,515	$16,370
Client deposits	17,321	16,350
Trade accounts payable	17,180	24,810
Accrued employee compensation	24,060	26,707
Deferred revenue	55,590	45,411
Accrued income taxes payable	26,413	30,469
Arbitration charge payable	119,601	—
Other current liabilities	25,074	24,337

Total current liabilities	293,754	184,454

Non-current liabilities:
Long-term debt, net of current maturities	220,410	253,630
Deferred revenue	1,967	2,090
Other non-current liabilities	7,298	9,038

Total non-current liabilities	229,675	264,758

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized;52,325,052 shares and 51,726,528 shares outstanding	578	577
Additional paid-in capital	256,569	255,452
Deferred employee compensation	(7,024)	(3,904)
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on short-term investments, net of tax	1	(6)
Cumulative translation adjustments	3,955	1,060
Treasury stock, at cost, 5,499,796 shares and 5,979,796 shares	(171,111)	(186,045)
Accumulated earnings	173,705	214,971

Total stockholders’ equity	256,673	282,105

Total liabilities and stockholders’ equity	$780,102	$731,317

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CSG Systems International, Inc.

October 28, 2003

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues:
Processing and related services	$92,841	$93,587	$275,058	$276,104
Software	10,600	11,633	32,912	56,011
Maintenance	24,126	25,649	69,357	61,614
Professional services	17,544	24,745	52,077	61,998

Subtotal – revenues, gross	145,111	155,614	429,404	455,727

Charge for arbitration ruling:
Attributable to current quarter	(13,922)	—	(13,922)	—
Attributable to prior quarters	(105,679)	—	(105,679)	—

Subtotal – arbitration ruling	(119,601)	—	(119,601)	—

Total revenues, net	25,510	155,614	309,803	455,727

Cost of revenues:
Cost of processing and related services	36,503	35,364	106,163	105,464
Cost of software and maintenance	18,540	17,477	54,240	39,212
Cost of professional services	16,770	17,748	49,991	46,108

Total cost of revenues	71,813	70,589	210,394	190,784

Gross margin (exclusive of depreciation)	(46,303)	85,025	99,409	264,943

Operating expenses:
Research and development	14,309	19,217	46,715	58,150
Selling, general and administrative	25,200	29,429	86,913	83,641
Depreciation	4,529	5,007	13,462	13,910
Restructuring charges	3,451	12,027	7,603	12,027
Kenan Business acquisition-related expenses	—	2,104	—	29,458

Total operating expenses	47,489	67,784	154,693	197,186

Operating income (loss)	(93,792)	17,241	(55,284)	67,757

Other income (expense):
Interest expense	(3,291)	(4,076)	(10,647)	(10,358)
Interest and investment income, net	381	221	1,112	1,624
Other	753	(546)	3,582	(1,656)

Total other	(2,157)	(4,401)	(5,953)	(10,390)

Income (loss) before income taxes	(95,949)	12,840	(61,237)	57,367
Income tax (provision) benefit	42,377	(6,990)	28,353	(29,806)

Net income (loss)	$(53,572)	$5,850	$(32,884)	$27,561

Basic net income (loss) per common share:
Net income (loss) available to common stockholders	$(1.04)	$0.11	$(0.64)	$0.53

Weighted average common shares	51,456	51,836	51,372	52,403

Diluted net income (loss) per common share:
Net income (loss) available to common stockholders	$(1.04)	$0.11	$(0.64)	$0.52

Weighted average common shares	51,456	52,005	51,372	52,847

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CSG Systems International, Inc.

October 28, 2003

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Nine Months Ended
	September 30, 2003	September 30, 2002
Cash flows from operating activities:
Net income (loss)	$(32,884)	$27,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities –
Charge for arbitration ruling	119,601	—
Depreciation	13,462	13,910
Amortization	18,684	15,690
Charge for in-process purchased research and development	—	19,300
Restructuring charge for abandonment of facilities	3,234	6,797
Gain on short-term investments	—	(49)
Deferred income taxes	632	(10,116)
Tax benefit of stock options exercised	15	491
Stock-based employee compensation	3,432	322
Impairment of intangible assets	—	1,906
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	18,048	(26,046)
Other current and non-current assets	829	(3,344)
Income taxes payable/receivable	(44,774)	12,404
Accounts payable and accrued liabilities	(12,284)	6,535
Deferred revenues	10,814	(24,748)

Net cash provided by operating activities	98,809	40,613

Cash flows from investing activities:
Purchases of property and equipment	(6,706)	(10,143)
Purchases of short-term investments	(7,782)	(3,401)
Proceeds from sale of short-term investments	—	53,380
Acquisition of businesses and assets, net of cash acquired	(2,380)	(266,720)
Acquisition of and investments in client contracts	(1,584)	(3,387)

Net cash used in investing activities	(18,452)	(230,271)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,310	2,369
Repurchase/cancellation of common stock	(207)	(18,919)
Proceeds from long-term debt	—	300,000
Payments on long-term debt	(41,075)	(61,500)
Proceeds from revolving credit facility	—	5,000
Payments on revolving credit facility	—	(5,000)
Payments of deferred financing costs	(87)	8,365)

Net cash provided by (used in) financing activities	(40,059)	213,585

Effect of exchange rate fluctuations on cash	941	(2,649)

Net increase in cash and cash equivalents	41,239	21,278
Cash and cash equivalents, beginning of period	94,424	30,165

Cash and cash equivalents, end of period	$135,663	$51,443

Supplemental disclosures of cash flow information:
Cash paid during the period for –
Interest	$8,321	$8,711
Income taxes	$12,177	$25,468

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